Exhibit 99.1

FOR IMMEDIATE RELEASE

October 11, 2010

Patient Portal Technologies, Inc. Announces Reverse Stock Split

Baldwinsville, NY, October 11, 2010 - Patient Portal Technologies, Inc. (OTCBB: PPRG) (Patient Portal) announced today that is has filed a Certificate of Amendment to its Certificate of Incorporation to reflect a 1 for 10 reverse stock split, effective October 8,2010.

The reverse split was approved by the shareholders at the Annual Meeting, held on October 7, 2010. As a result of the reverse stock split, each ten shares of the Common Stock that were issued and outstanding or held in treasury at the Effective Time were automatically combined into one share.  No fractional shares will be issued in connection with the reverse stock split. Stockholders who are entitled to fractional shares will receive a cash payment in lieu of receiving fractional shares equal to the fractional share interest multiplied by $0.10 (the per share closing price of the Company’s common stock as last reported on the OTC:BB on September 9,2010.

The reverse stock split affects all of the Registrant’s common stock, stock options and warrants outstanding immediately prior to the effective date of the reverse stock split. The reverse split will reduce the number of shares of the Registrant’s common stock outstanding from 50,522,153 shares to approximately 5,052,000 shares. The number of authorized shares of common stock will remain at 100,000,000 shares.

The Company’s transfer agent and exchange agent for purposes of the reverse stock split, Continental Stock Transfer & Trust Company, will send instructions to stockholders of record who hold stock certificates regarding the exchange of old stock certificates for new stock certificates.

The shareholder vote supporting the reverse stock split will result in significantly less shareholders and allow the Company to proceed with deregistering its stock. After the deregistering, the Company’s shares will also no longer be traded on the OTC:BB. The decision to deregister was a result of determining that the costs of maintaining a public entity exceed the benefits associated with remaining a registered security.

Patient Portal Technologies, Inc. is a Total Satisfaction company, assisting hospitals to improve the patient’s experience before, during and after their hospital stay. The company provides its products and solutions to hospitals and healthcare facilities throughout the entire United States.

To view the website and obtain Company information, go to http://www.patientportal.com.

Patient Portal Investor Relations Contact:
          Vanessa Loysen
          Patient Portal Investor Relations
          (315) 638-6708